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                                                                    EXHIBIT 10.4

                        LICENSE AND SUBLICENSE AGREEMENT


     THIS AGREEMENT (the "Agreement"), is made and effective this 18th day of January, 2001, by and between HTS Biosystems, Inc., a Minnesota Corporation having its principal office at 92 South Street, Hopkinton, Massachusetts, the United States of America ("HTS") and Mitsubishi Chemical Corporation, a Japanese corporation having its principal office at 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan ("MCC").

                                    RECITALS

     WHEREAS, HTS has exclusively licensed or sublicensed HTS Patents (defined in Paragraph 1.7) listed in Schedule A from Applied Biosystems Inc., with the right to grant sublicenses and HTS is willing to exclusively sublicense the HTS Patents to MCC for the Field of Research Applications (defined in Paragraph 1.4) in Japan and MCC wishes to obtain an exclusive sublicense to the HITS Patents for the Field of Research Applications in Japan;

     WHEREAS, HTS is developing HTS Products (defined in Paragraph 1.8) and if HTS Products are successfully developed, HITS wishes to have MCC exclusively distribute HTS Products in Japan and MCC wishes to exclusively distribute HTS Products in Japan under the reasonable terms and conditions to be mutually agreed upon between the parties in the separate distribution agreement ("Distribution Agreement");

     WHEREAS, MCC will develop MCC Technology (defined in Paragraph 1.13) and MCC Improvement (defined in Paragraph 1.14) and MCC wishes to non-exclusively license or sublicense, as the case may be, MCC Technology and non-exclusively license MCC Improvements to HTS in Non-Pacific Rim Territories (defined in Paragraph 1.19) and HTS wishes to obtain such licenses or sublicenses; and

     WHEREAS, MCC may develop MCC Products (defined in Paragraph 1.12) and MCC wishes to have HITS exclusively distribute MCC Products in Non-Pacific Rim Territories and HTS desires to exclusively distribute MCC products in Non-Pacific Rim Territories under the reasonable terms and conditions to be mutually agreed upon between the parties in a separate agreement ("MCC Products Distribution Agreement");

     NOW, THEREFORE, in consideration of these premises, and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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I. DEFINITIONS

     For the purposes of interpreting this Agreement, the following definitions will apply and whenever appropriate, terms used in the singular will also include the plural and vice versa:

     1.1 Chip means a substrate which contains a grating pursuant to the Grating SPR Technology and is coated with a conductive surface.

     1.2  Effective Date means January 18, 2001.

     1.3 Eamed Royalty means the royalty payable on the Net Sales from Products.

     1.4 Field of Research Applications means the field of target discovery and validation for pharmaceutical and diagnostic research; the Field of Research Applications expressly excludes the Medical Diagnostics Field (defined in Paragraph 1.15), food testing applications and environmental testing applications.

     1.5 Flow Cell means a device which allows liquids to flow through it and consist of a Chip and has an optically clear cover slip which is attached to the Chip by a means that allows for fluid flow therethrough.

     1.6 Grating SPR Technology means the use of thin conductive films on a surface or surfaces of a grating or other diffracting substrate to conduct chemical analysis.

     1.7 HTS Patents means those patents that HTS has exclusively licensed or sublicensed from Applied Biosystems Inc. and which HTS has the right to sublicense. The HTS Patents are listed in Schedule A of this Agreement.

     1.8 HTS Products means Instruments, Chips, Flow Cells and Peripheral Equipment for use in the Field of Research Applications developed or to be developed by HTS using Grating SPR Technology covered by one or more Valid Claim of the HTS Patents.

     1.9 HTS SPR Array System means grating coupled SPR detection systems capable of reading distinct detection sites on a 1cm x 1cm Chip and will include future upgrades or versions of such original system with the first HTS SPR Array Systems being capable of reading up to 400 distinct detection sites.

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     1.10 HTS Technology means any technology including and relating to the
          Grating SPR Technology owned by HTS as of the effective date of this Agreement and to be developed during the term of this Agreement that
          (i) subject to HTS's, reasonable judgement will be useful for the development of MCC Products and/or HTS Products for the Field of Research Applications and (ii) HTS is not restricted from licensing or sublicensing the technology by an agreement HTS may have with a third party.

     1.11 Instrument means a device that reads the events that occur in a Chip for use in the Field of Research Applications using Grating SPR Technology covered by one or more Valid Claim of the HTS Patents.

     1.12 MCC Products means Instruments, Chips, Flow Cells and Peripheral Equipment for the Field of Research Applications to be developed by MCC using Grating SPR Technology covered by one or more Valid Claim of the HTS Patents.

     1.13 MCC Technology means any technology owned or controlled by MCC's diagnostic R&D sector as of the effective date of this Agreement and to be developed by MCC's diagnostic R&D sector during the term of this Agreement that (i) will, subject to MCC's reasonable judgement, be useful for the development of MCC Products and/or HTS Products for the Field of Research Applications and (ii) MCC is not restricted from licensing or sublicensing the technology by an agreement MCC may have with a third party.

     1.14 MCC Improvement means any technology that is an improvement of the HTS Technology (defined in Paragraph 1.10) obtained by MCC during the term of this Agreement that (i) is useful for the Field of Research Applications and (ii) MCC is not restricted from licensing or sublicensing the technology by an agreement MCC may have with a third party.

     1.15 Medical Diagnostics Field means those fields, the applications and products which under current laws and regulations of the United States would require approval of the United States Food and Drug Administration if the application or product incorporating the application were sold for clinical use in the United States.

     1.16 Net Sales means the total amount invoiced by either MCC or HTS, or any sublicensee, for sales of its own Products to third parties after a deduction of any: (i) sales, use or excise taxes; (ii) freight or shipping charges; (iii) duty or insurance included therein; (iv) credits or prepayments due to rejections; (v) defects or returns; (vi) amounts for trade and quantity discounts actually allowed and taken; and (vii) packaging costs.

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     1.17 Pacific Rim Territory means the countries of Japan, China, Taiwan,
          Korea, Australia, New Zealand, Indonesia, Singapore and Thailand.

     1.18 Peripheral Equipment means those devices that are sold in conjunction with the Instrument and/or Chips, including, but not limited to, chemistry coating, sample preparation and Chip handling equipment, excluding, however, any other detection instruments that do not use the Grating SPR Technology.

     1.19 Non Pacific Rim Territories shall mean the U.S.A., Canada, Mexico and other countries of the world that are not in the Pacific Rim Territory as defined in Paragraph 1.17.

     1.20 SPR means surface plasmon resonance.

     1.21 The Parties means both HTS and MCC.

     1.22 Valid Claim means an issued claim of a HTS Patents, or a patents to be granted on the MCC Technology or MCC Improvement, that has not been expired nor has been held invalid or unenforceable by final decision of a court of competent jurisdiction from which no appeal has or can be taken.

     1.23 Wholly Owned Subsidiary of a party means a corporation, company or other entity of which 100% of the voting stock is directly or indirectly owned or controlled by HTS or MCC as the case may be.

2. LICENSE GRANTS FROM HTS TO MCC

     2.1 License Grant from HTS to MCC. HTS hereby grants to MCC the sole and exclusive license and sublicense under the HTS Patents and HTS Technology to develop, manufacture, have manufactured, sell or have sold MCC Products for the Field of Research Applications in Japan, provided, however, that MCC shall not develop, manufacture or have manufactured products which are covered by one or more valid claims of the HTS Patents and for which there is a HTS Product commercially available from HTS for distribution by MCC under reasonable supply and purchase conditions of the Distribution Agreement.

     2.2 Sublicense by MCC. MCC shall not sublicense the rights granted by HTS in Paragraph 2.1 except that MCC may sublicense the rights granted in Paragraph 2.1 only to Yuka Medias Co. Ltd. ("Yuka"), a Wholly Owned Subsidiary of MCC, and/or to another MCC Wholly Owned Subsidiary for the Field of Research Applications in Japan.

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     2.3  Grant-back from MCC to HTS. MCC hereby grants to HTS an exclusive license to develop, manufacture, have manufactured, sell or have sold the HTS Products incorporating MCC Improvement in Non-Pacific Rim Territories for the Field of Research Applications.

3. ROYALTIES, PAYMENTS AND REPORTS

     3.1 Initial Payment. In consideration of the license and sublicense granted to MCC pursuant to Paragraph 2.1, MCC shall pay HTS an initial payment of one million and five hundred thousands US Dollars (US$1,500,000-) within forty-five (45) days from the effective date of this Agreement.

     3.2 Royalties on Account of Net Sales by MCC. Subject to the terms of this Agreement, in consideration of the license and sublicense granted to MCC pursuant to Paragraph 2.1, MCC agrees to pay to HTS an Earned Royalty of 7% of annual Net Sales of MCC Products, provided, however, that no royalty shall be paid on HTS Products purchased by MCC from HTS and resold by MCC under the Distribution Agreement. In the event that MCC Products require payment of royalties to a third party for technology other than that provided from HTS under this Agreement, the Parties agree to discuss a reduction of the royalty rate stated in this Paragraph 3.2 to reflect the portion of each technology provided in the MCC Product so as to address the issue of royalty stacking.

     3.3 Royalties on Account of Net Sales by HTS. Subject to the terms of this Agreement, in consideration of the license granted to HTS pursuant to Paragraph 2.3, HTS agrees to pay MCC an Earned Royalty of 7% of annual Net Sales of HTS Products covered by one or more Valid Claim of a patent to be granted on the MCC Improvement in a country where the HTS Product is sold and such a patent is in force, provided, however, that no royalty shall be paid on MCC Products purchased by HTS from MCC and resold by HTS under the MCC Products Distribution Agreement.

     3.4 Quarterly Royalty Payments. All Earned Royalties due by either party to the other party hereunder shall be payable on a calendar quarterly basis. Within sixty (60) days after the end of each Calendar Quarter during the term of this Agreement, each party owing an Earned Royalty under Paragraphs 3.2 or 3.3 shall pay the Earned Royalty owed to the other party through the end of the preceding Calendar Quarter and shall furnish the other party with a written statement setting forth the number of its own Products sold and the Net Sales invoiced during such Calendar Quarter, and the resulting amount of the royalty due under Paragraphs 3.2 and 3.3.

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     3.5  Late Payment. A party owing a payment to the other party under any of
          Paragraphs 3.2 and 3.3 shall pay a late payment fee to the owed party when payment is not made within the times set forth in Paragraphs 3.4. The late payment fee shall be calculated at a variable rate of one percent (1%) over the "3 Month T-Bill" as reported in "The Wall Street Journal" on the date the payment is due (the "Interest Rate"), on any and all amounts that are at any time overdue and payable under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that HTS may have under this Agreement or law relating to a default by the owing party under this Agreement.

     3.6 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, the Parties shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to the other party under this Agreement may be readily calculated. Further, the Parties shall preserve and permit examination of such records by independent auditors appointed by the other party and accepted by itself at reasonable intervals and under reasonable conditions during the term of this Agreement and for three
          (3) years thereafter and, upon request, shall supply to the independent auditors all information reasonably requested that is useful in making a proper audit and verification of the other party's performance of its obligations under this Agreement and of any of the Parties' sublicensee(s) performance in accordance with the terms of this Agreement.

     3.7 Underpayment. If one party determines by audit and inspection of the other party's books and records that the other party has failed to pay all royalties due under Paragraph 3.2 or 3.3, the other party shall pay the party owed one hundred ten percent (110%) of such additional royalties as may be due in addition to the interest as provided for in Paragraph 3.5. If the amount of underpayment exceeds 5% of the royalties due under Paragraph 3.2 or 3.3, then the owed party shall, in addition to any other remedies available to it, recover from the other party the reasonable costs incurred in making any such audit and inspection pursuant to Paragraph 3.8 hereof which revealed such shortfall.

     3.8 Payment Currency. All payments by one party to the other party under this Agreement shall be made in U.S. Currency. The U.S. currency payments hereunder shall be determined on the basis of the telegraphic transfer selling (TTS) rate of exchange as reported by Tokyo Mitsubishi Bank in effect on the date such payments are due. All payments due shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on a party by any government other than that of the United States or Japan. Provided, however, either party may deduct from each payment due

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          hereunder withholding income tax to be levied on such payment in the
          U.S.A. or Japan according to the Treaty between US and Japan for Avoidance of Double Taxation and shall furnish the other party appropriate tax certificate issued by the tax authority in the U.S.A. or Japan.

4. LICENSE GRANTS FROM MCC TO HTS

     4.1 License Grant from MCC to HTS under MCC Technology. If and when MCC developed and commercially manufacture and sell the MCC Products which incorporated the MCC Technology, then MCC shall promptly notify HTS of such fact with sufficient information, data and sample thereof for evaluation of such MCC Technology. Upon request from HTS, MCC and HTS shall discuss, in good faith, reasonable terms and conditions of license of the MCC Technology and enter into the license agreement which includes, but not limited to, the following basic conditions;

          (1) MCC grants to HTS the non-exclusive license to develop, manufacture, sell and have sold the HTS Products incorporating MCC Technology in Non-Pacific Rim Territories for the Field of Research Applications.
          (2) In consideration of the license granted to HTS pursuant to Paragraph 4.1, HTS agrees to pay MCC an Earned Royalty of 7% of annual Net Sales of HTS Products covered by one or more Valid Claim of a patent to be granted on the MCC Technology or MCC Improvement in a country where the HTS Product is sold and such a patent is in force, provided, however, that no royalty shall be paid on MCC Products purchased by HTS from MCC and resold by HTS under the MCC Products Distribution Agreement. In the event, to incorporate the MCC Technology into the HTS Products, HTS is required to pay royalties to a third party for technology other than that provided from MCC under this Agreement, the Parties agree to discuss a reduction of the royalty rate stated in this Subparagraph (2) to reflect the portion of each technology provided in the HTS Product so as to address the issue of royalty stacking. In the event that MCC may provide a lower royalty rate than provided for in this Subparagraph (2) when MCC grants a license to a third party to manufacture, use and sell a product directly competing with a HTS Products in a particular country, the Earned Royalty rate for Net Sales by HTS of HTS Products in that country shall be reduced to equal the lower royalty rate.
          (3) The non-exclusive rights granted to HTS to the MCC Technology shall expire upon the expiration of the last of the patents of MCC Technology to expire; provided, however, the license shall be terminated if HTS has not begun developing, commercializing or selling the HTS Products incorporating MCC Technology within one
               (1) year after MCC notifies HTS of any such MCC Technology. Beginning six (6) months after MCC notifies HTS of any such MCC Technology and continuing every six (6) months, HTS shall provide a statement to MCC stating that it is

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               continuing to develop, commercialize or sell HTS Products
               incorporating MCC Technology or that the MCC Technology is being abandoned.

5. TERMS AND TERMINATION

     5.1 Term of Agreement. This Agreement shall commence on the Effective Date and shall expire, unless earlier terminated pursuant to Paragraphs 5.3, 5.4 or 5.5 of this Agreement, upon the expiration of the last of the HTS Patents. After the expiration of this Agreement, MCC shall have the non-exclusive, royalty-free right (with the right to grant sublicense) to use the HTS Technology.

     5.2 Termination of License Grant to HTS Under MCC Improvement. Notwithstanding the foregoing Paragraph 5.1, the exclusive license granted to HTS to MCC Improvement under Paragraph 2.3 and obligation to pay Earned Royalty under Paragraph 3.3 of this Agreement shall survive after the expiration of this Agreement and shall expire upon the expiration of the last of the patents of MCC Improvement to expire; provided, however, the license shall be terminated if HTS has not begun developing, commercializing or selling the HTS Products incorporating MCC Improvement within one (1) year from the time when MCC notifies HTS of any such MCC Improvement. Beginning six (6) months after such notification and continuing every six (6) months, HTS shall provide a statement to MCC stating that it is continuing to develop, commercialize or sell the HTS Products incorporating MCC Improvement or that the MCC Improvement is being abandoned.

     5.3 Termination by HTS. If MCC is in material default of any of its obligations under this Agreement, HTS shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period. In the event of any such termination, HTS shall at its sole discretion retain rights to use MCC Improvement granted to it, by MCC under Paragraph 2.3, unless earlier terminated as provided in Paragraph 5.2. In the event that HTS retains the rights under Paragraph 2.3 or 4.1, HTS shall continue paying to MCC any Earned Royalty as provided under Paragraph 3.3 or 4.1, as the case may be.

     5.4 Termination by MCC. If HTS is in material default of any of its obligations under this Agreement, MCC shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period. In the event of any such termination, MCC shall at its sole discretion retain rights to use the HTS




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          Patents and HTS Technology granted to it by HTS under Paragraph 2.1.
          In the event that MCC retains the rights under Paragraph 2.1, MCC shall continue paying to HTS any Earned Royalty as provided under Paragraph 3.2.

     5.5 MCC 90 days Termination. MCC may terminate all or a portion of this Agreement at any time at will, with or without cause, by giving at least ninety (90) days' prior written notice to HTS.

     5.6 Refunds. Termination of this Agreement at any time will not entitle either party to a refund of payments of any type made prior to termination.

     5.7 Termination Resulting from Government Action. Either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any patent license granted under the Agreement if: (1) such termination is necessary to comply with an order or official request of the government of the terminating party; or (2) normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action taken by governmental or other authority.

     5.8 Continued Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other party under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement.

6. INTELLECTUAL PROPERTY

     6.1 Patent Procurement and Costs. HTS shall be respectively and solely responsible for directing prosecution and paying all patent costs and expenses (including reasonable attorneys' fees) incurred during the term of this Agreement in obtaining, prosecuting, and maintaining any of the HTS Patents issued or to be issued under the law of any country or jurisdiction identified in Schedule A, including filing, prosecution, working and maintenance costs and taxes.

     6.2  Patent Enforcement.

          (1) In the event that MCC becomes aware of activity on the part of any third party which may constitute infringement of HTS Patents in Japan, MCC shall give HTS written notice thereof. Subject to the License Agreement between HTS and Ares Serono, HTS shall, at its sole discretion and expense, have the first exclusive right to initiate and thereafter maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate action for infringement and the taking of such other action as it may determine to be necessary or appropriate to enforce the HTS Patents. In such event, (i) MCC will execute all pleadings,

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                    documents and other papers necessary or appropriate in
                    conjunction therewith, and (ii) HTS shall receive the full benefits of any action it takes pursuant to this Paragraph, including retaining all sums recovered in any such suit or in settlement thereof.
              (2) In the event that HTS fails or refuses to take or cause to be taken any such measures against any third party in Japan after six (6) months from the date of receipt of written notice to HTS by MCC of such infringement, MCC may take such legal action in its own name or in the name of HTS (if needed) and at its own expense upon giving fourteen
                    (14) days advance, written notice of its intention to do so. In this case, MCC shall received the full benefits of any action it takes pursuant to this Paragraph 6.2, including retaining all sums recovered in any such suit or in settlement thereof.
              (3) If either party litigates under this Paragraph 6.2, the other party may, at its option and its cost and expense, participate in meetings with the litigating party and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping the other party informed of the status of any proceedings commenced by the litigating party.

            6.3 Joint Inventions. Each party shall have an equal, undivided interest in any invention in the Field of Research Application, and any patent thereon, that is jointly made by employees of both Parties. The Parties agree to cooperate in obtaining and maintaining patents on such jointly owned invention and to share equally the expense thereof. Neither party shall grant a license under the jointly owned patent without the prior written consent of the other party.

            6.4 Marking. If requested by a party, the other party shall mark the product(s) it sells, offers to sell or distributes with a notice to the effect that such product(s) is licensed under the applicable Patents.

        7.  CONFIDENTIALITY

            7.1 Confidentiality. The Parties acknowledge that patent applications listed in Schedule A attached hereto, the inventions claimed therein, and all trade secrets and know-how which may be disclosed by the Parties in performance of this Agreement constitute "Confidential Information" of the Parties, subject to the exceptions set forth in Paragraph 7.2. Each party agrees not to disclose or use any of the other party's Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder for five
                 (5) years after respective termination of license granted under this Agreement.

            7.2 The Parties shall not disclose the other party's Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such other party's Confidential Information in strict confidence, and not to use such information other than,

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                 in accordance with the terms of this Agreement. Each party agrees to hold the other party's Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as such party employs with respect to its own information of like importance.

            7.3 Confidential Information shall mean all information provided to a party (the "receiving party") by a party (the "disclosing party") or its employees, agents or consultants, excluding any information which:

             (a) is or becomes publicly available through no fault of the receiving party; or

             (b) can be reasonably demonstrated to have been known to the receiving party independently of any disclosure of "Confidential Information" by the disclosing party or its employees, agents or consultants; or

             (c) is disclosed to the receiving party by a third party who, to the best of the receiving party's knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

             (d) has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

     8.   INDEMNIFICATION

          8.1   INDEMNIFICATION BY HTS. HTS shall defend, indemnify and hold
                MCC and its shareholders, directors, officers, agents, representatives, successors and assigns harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments, fines, penalties, losses, diminution in value and liabilities of and kind or nature (a) arising out of the breach by HTS of any of its warranties, representations and covenants under this Agreement.

     9.   REPRESENTATIONS AND WARRANTIES

          9.1   HTS hereby warrants and represents to MCC as follows:

            (a) HTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

            (b) This Agreement has been duly authorized, executed and delivered by HTS and constitutes a valid and binding obligation of HTS, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as and to the extent that the enforcement thereof may be limited by bankruptcy,


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                insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action and do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any organizational charter, articles, bylaw, member control, operating or other agreement, contract or instrument to which HTS is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which HTS is subject.

           (c) HTS is the sole and exclusive licensee, sublicensee, or owner, as the case may be, of all the rights of HTS Patents listed in Schedule A and has full right, power and authority to grant the rights under this Agreement.

           (d) All HTS Patents listed in Schedule A are in force having paid all necessary maintenance fees. HTS has no knowledge of information that would render any of the listed patents invalid or unenforceable.

           (e) HTS has good and marketable title to the HTS Patents free and clear of any and all liens, pledges, claims, licenses, assignments, conditional sales contracts, agreements or encumbrances of any kind that would impair HTS's ability to grant the licenses under this Agreement.

           (f) The use of the HTS Technology granted hereunder and use or sale of the HTS Products to be distributed under the Distribution Agreement shall be free from and clear of infringement of any intellectual property rights owned by third parties.

         9.2   MCC hereby warrants and represents to HTS as follows:

           (a) MCC is a corporation duly organized, validly existing and in good standing under the laws of Japan.

           (b) This Agreement has been duly authorized executed and delivered by MCC and constitutes a valid and binding obligation of MCC, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of the Laws of Japan or Bylaws or other agreement, contract or instrument to which MCC is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which MCC is subject.


     10.  MISCELLANEOUS

          10.1 Assignment. Either party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.

          10.2 Entire Agreement. This Agreement, together with the Schedule, and the SSA constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to the subject matter of this Agreement. No modification of this Agreement or waiver of any of its terms shall be binding upon the Parties unless said modification or waiver is in writing, signed by both Parties, and states that it is an amendment to this Agreement.

          10.3 Survival. Section 1,4,8,9 and 10 shall survive termination or expiration of this Agreement for any reason and continue thereafter in full force and effect.

          10.4 Discharge. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties to this Agreement by their duly authorized representatives.

          10.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          10.6 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency.

          10.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

          10.8 Titles and Headings. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          10.9 Construction. The Parties agree that the restrictions, covenants, agreements and obligations contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Parties. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

          10.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.11 Notices. All notices, statements, reports, requests or other communications to a party required or permitted hereunder shall be in writing and shall be deemed effective and properly given when sent by registered or certified mail, or by confirmed facsimile transmission to the person as indicated below or such other person as may be designated by MCC or HTS by such notice;

                if to MCC, to:

                Mitsubishi Chemical Corporation.
                5-2, Marunouchi 2-chome,
                Chiyoda-ku, Tokyo 100-0005 Japan
                Attention: General Manager, Life Science Business Initiatives Department
                Facsimile number: (03) 3283-5809

                and, if to HTS, to:

                HTS Biosystems, Inc.,
                92 South Street,
                Hopkinton, Massachusetts 55121 U.S.A.
                Attention: CEO
                Facsimile number: (508) 435-4700

                MCC and HTS may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered by facsimile) or on the day shown on the return receipt (if delivered by mail).

         10.12 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

         10.13 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, excluding its choice of law provisions. The Parties further agree to submit themselves to the non-exclusive jurisdiction of the state and federal courts of the State of New York in the event that any dispute arises under this Agreement.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in the manner appropriate to each as of the day and year first above written.

                              MITSUBISHI CHEMICAL CORPORATION


                              /s/  Kiyoshi Nakayama
                              ----------------------------------------
                              By:  Kiyoshi Nakayama
                              Its: General Manager,
                                   Life Science Business Initiatives Department






                              HTS BIOSYSTEMS, INC.


                              /s/  Gregory G. Freitag
                              ----------------------------------------
                              By:  Gregory G. Freitag
                              Its: Chief Executive Officer

                                   SCHEDULE A

                       HTS LICENSED OR SUBLICENSED PATENTS


------------------------------------------------------------------------------------------
 PATENT NO.                         TITLE                            JAPANESE PATENT NO.
------------------------------------------------------------------------------------------
US 4,931,384         Optical Assay Technique (Merlin I)                  JP 1903195
------------------------------------------------------------------------------------------
US 5,118,608         Optical Assay Technique (Merlin I)                  JP 2502222
------------------------------------------------------------------------------------------
US 4,882,288         Assay Technique and Equipment (Merlin II)           JP 1928364
------------------------------------------------------------------------------------------
US 4,992,385         Polymer-Coated Optical Structures and               JP 2528134
                     Methods of Making and Using the Same                JP 2592588
                     (Cellulose Nitrate Films)
------------------------------------------------------------------------------------------
US 4,828,387         Film Measuring Device and Method with               JP 2511057
                     Internal Calibration to Minimize the Effect
                     of Sample Movement (Calibration Notches)
------------------------------------------------------------------------------------------
US 5,310,686         Polymer-Coated Optical Structures (Sensor           JP 2710243
                     Using Photoresist)
------------------------------------------------------------------------------------------
CA 1,302,875         (Waveguide Sensor)                                  JP 2572829
------------------------------------------------------------------------------------------
US 6,093,536         (Enhanced SPR Assay)                                JP 2073383
------------------------------------------------------------------------------------------
                     Optical Array                                   JP Application #
                                                                     JP 2000-524645
------------------------------------------------------------------------------------------



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